Exhibit 5.1

Gibson, Dunn & Crutcher LLP One Embarcadero Center, Suite 2600 San Francisco, CA 94111-3715 Tel 415.393.8200 gibsondunn.com

Client: 21744-00001

January 3, 2024

Cassava Sciences, Inc.

6801 North Capital of Texas Highway

Building 1, Suite 300

Austin, TX 78731

Re:	Cassava Sciences, Inc.

Registration Statement on Form S-3 (File No. 333-271542)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-271542, as amended, of Cassava Sciences, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance and sale by the Company of up to 25,342,150 shares of the Company’s common stock, par value $0.001 per share, (the “Shares”) upon the exercise of warrants issued by the Company pursuant to a warrant agreement between the Company and Computershare Inc., and its affiliate, Computershare Trust Company, N.A., dated January 3, 2024 (the “Warrant Agreement”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen warrant certificates, the Warrant Agreement, the Registration Statement and the prospectus contained therein and the prospectus supplement dated January 3, 2024 relating to the issuance of the Shares (the “Prospectus Supplement”) and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Warrant Agreement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof and the prospectus supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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